Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form S-1 of our report dated April 22, 2026, which includes an explanatory paragraph relating to Sky Acquisition Group’s ability to continue as a going concern, relating to the financial statements of Sky Acquisition Group as of December 31, 2025, and for the period from November 26, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC.

New York, New York

April 22, 2026